Time Warner
                    Ratio of Earnings to Fixed Charges             EXHIBIT 12
                       (In millions, except ratios)

                                                        Nine Months Ended
                                                           September 30,
                                                           1995      1994
Earnings:
Net income (loss) before income taxes and
   extraordinary item                                   $  (94)     $   29
Interest expense                                           663         571
Amortization of capitalized interest                         1           1
Portion of rents representative of an interest factor       39          40
Preferred stock dividend requirements of majority-
   owned subsidiaries                                        3          -
Adjustment for partially owned subsidiaries and 50%
   owned companies                                         530         485
Undistributed losses of less than 50%
   owned companies                                          51          66

   Total earnings                                       $1,193      $1,192


Fixed Charges:
Interest expense                                        $  663      $  571
Capitalized interest                                         1           1
Portion of rents representative of an
   interest factor                                          39          40
Preferred stock dividend requirements
   of majority-owned subsidiaries                            3           -
Adjustment for partially owned subsidiaries
   and 50% owned companies                                 533         485

     Total fixed charges                                $1,239      $1,097

Ratio of earnings to fixed charges
(deficiency in the coverage of fixed
charges by earnings before fixed charges)(a)            $  (46)     $  1.1x



                                        Years Ended December 31

                                              Restated
                            1994      1993      1992     1992     1991    1990
Earnings:
Net income (loss) before
  income taxes and
  extraordinary item        $ 89      $ 81      $323     $320     $ 52   $(145)
Interest expense             769       698       287      729      912   1,096
Amortization of
 capitalized interest          2         -         1       19       23      22
Portion of rents
  representative of
  an interest factor          52        54        52       85       78      74
Preferred stock dividend
  requirements of majority-
  owned subsidiaries           -         -         -        -        -       -
Adjustment for partially
  owned subsidiaries and
  50% owned companies        665       663       590       97       73      57
Undistributed losses
  of less than 50%
  owned companies             82        47        56       56       56      17

  Total earnings           $1,659   $1,543    $1,309   $1,306   $1,194  $1,121


Fixed Charges:
Interest expense           $  769   $  698    $  287   $  729    $ 912  $1,096
Capitalized interest            2        -         -       15       17      19
Portion of rents
  representative of
  an interest factor           52       54        52       85       78      74
Preferred stock dividend
  requirements of
  majority-owned
  subsidiaries                   -       -         -        -        -       -
Adjustment for partially
  owned subsidiaries and
  50% owned companies          668     664       571       81       45      33

  Total fixed charges       $1,491  $1,416      $910     $910   $1,052  $1,222


Ratio of earnings to fixed
  charges (deficiency in
  the coverage of fixed
  charges by earnings
  before fixed charges)(a)     1.1x     1.1x     1.4x     1.4x     1.1x  ($101)

(a) For purposes of the ratio of earnings to fixed charges, earnings were calculated by adding pretax income, interest expense, previously capitalized interest amortized to expense, the portion of rents representative of an interest factor, preferred stock dividend requirements of majority-owned subsidiaries, Time Warner's proportionate share of such items for its partially-owned subsidiaries and 50%-owned companies, and undistributed losses of less-than-50% owned companies. Fixed charges consist of interest expense, interest capitalized, the portion of rents representative of an interest factor, preferred stock dividend require-ments of majority-owned subsidiaries and Time Warner's proportionate share of such items for partially-owned subsidiaries and 50%-owned companies. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency, instead of the ratio, is disclosed. Earnings as defined include significant noncash charges for depreciation and amortization. Fixed charges for the nine months ended September
30, 1995 and 1994 include noncash interest expense of $156 million and $162 million, respectively, relating to the Redeemable Reset
Notes due August 15, 2002 and Time Warner's zero coupon convertible notes due 2012 and 2013.